UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2015

TOKAI PHARMACEUTICALS, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-36620	20-1000967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 State Street, 6th floor

Boston, Massachusetts 02109

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (617) 225-4305

One Broadway, 14th floor

Cambridge, MA 02142

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 9, 2015, Cheryl L. Cohen was elected by the Board of Directors (the “Board”) of Tokai Pharmaceuticals, Inc., a Delaware corporation, (the “Company”) to the Board as a Class I director with a term expiring at the 2015 annual meeting of stockholders.

Ms. Cohen served as the Chief Commercial Officer of Medivation, Inc. (“Medivation”) from September 2011 to July 2014, where she was responsible for the Medivation’s U.S. launch of Xtandi (enzalutamide) for metastatic castration-resistant prostate cancer. At Medivation, Ms. Cohen established and led Medivation’s commercial organization and oversaw the successful launch of Xtandi, with the product achieving nearly $400M in U.S. revenues in its first full year of sales. Ms. Cohen also worked closely on all Medivation steering committees with its commercial partner, Astellas Pharma Inc., and was involved in life cycle and strategic planning for Xtandi and in the review of new business development opportunities for Medivation. Ms. Cohen currently serves as president of CLC Consulting, a pharmaceutical and biotechnology consulting firm specializing in new product commercialization where she also served as president from September 2008 until September 2011 when she joined Medivation. Ms. Cohen’s previous experience also includes over a decade at Johnson & Johnson, including as vice president of its strategic commercial group accountable for managed markets, contracting and supply chain, Health Care Systems, Inc., and as vice president, rheumatology franchise, of Janssen Biotech, Inc. (formerly Centocor Biotech, Inc.), where she had direct responsibility for its Remicade® U.S. rheumatoid arthritis business. Ms. Cohen received her B.A. from Saint Joseph College.

Ms. Cohen has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Ms. Cohen and any other person pursuant to which she was elected as a director of the Company.

In accordance with the Company’s director compensation program, Ms. Cohen will receive (i) an annual cash retainer of $35,000 for service on the Board, which is payable quarterly in arrears. In addition, under the Company’s director compensation program, upon her election as a director, Ms. Cohen was granted an option on April 9, 2015 to purchase 25,000 shares of the Company’s common stock at an exercise price per share of $11.08 (the “Initial Stock Option”). Subject to Ms. Cohen’s continued service on our board, this Initial Stock Option will vest with respect to one-third of the shares underlying the option on the first anniversary of the grant date and quarterly thereafter until the third anniversary of the date of grant. Under the Company’s director compensation program, Ms. Cohen will also receive an annual grant of an option to purchase 12,000 shares of common stock on the date of the first meeting of the Board held after each annual meeting of stockholders (the “Annual Stock Options”). Subject to Ms. Cohen’s continued service on our board, these Annual Stock Options will vest with respect to 100% of the shares on the first anniversary of the grant date. The Initial Stock Option and Annual Stock Options will vest in full with respect to the shares then underlying such options upon the occurrence of a change in control of the Company.

Also in connection with her election to the Board, Ms. Cohen will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.13 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-198052) filed with the SEC on September 2, 2014. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Ms. Cohen for some expenses, including attorneys’ fees, judgments, fines and settlement amounts she incurs in any action or proceeding arising out of her service as one of our directors.

A copy of the Company’s press release announcing Ms. Cohen’s election is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit relating to Item 5.02 shall be deemed to be furnished, and not filed:

99.1	Press release issued by the Company on April 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOKAI PHARMACEUTICALS, INC.

Date:	April 15, 2015	By:	/s/ Lee H. Kalowski
Lee H. Kalowski
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press release issued by the Company on April 13, 2015